Exhibit 99.2

Dr. Pallab K. Chatterjee Appointed Interim CEO of i2

DALLAS – July 31, 2007 – i2 Technologies, Inc. (NASDAQ: ITWO) today announced that Dr. Pallab K. Chatterjee, i2 executive vice president, Solutions Operations and chief delivery officer, has been appointed interim chief executive officer (CEO). The company had previously announced that Michael E. McGrath had resigned the role of CEO and president to pursue other opportunities.

Chatterjee joined i2 in January 2000 as chief operating officer and held numerous leadership positions before assuming the role of executive vice president, Solutions Operations and chief delivery officer. During his tenure, Chatterjee has been integral to some of i2’s top sales and services efforts, including the company’s Supply Chain Leaders initiative. He has also been responsible for i2’s India operations, service delivery, and research and development. He has led i2 teams and key customers, including many of the Fortune 500, through supply chain transformations around the world. Chatterjee also possesses an in-depth understanding of i2’s leading supply chain solutions from a customer’s perspective, as he spent his early career at Texas Instruments Incorporated (TI). From 1976 until joining i2, Chatterjee served in several key executive officer positions with TI, including president of the company’s $1 billion Personal Productivity Products division, and senior vice president and chief information officer.

“Pallab Chatterjee is a longtime i2 executive with a deep knowledge of i2’s customer base, extensive industry experience, and operational know-how,” said i2 Founder and Chairman Sanjiv Sidhu. “The board is confident that he, backed by i2’s top-notch executive team, will skillfully lead i2 in this time of transition.”

i2’s board of directors continues its search for a new CEO, and Chatterjee is among the candidates being evaluated to fill that position on a permanent basis.

About i2

i2 helps business leaders make better supply chain decisions. i2’s flexible new-generation solutions are designed to synchronize demand and supply across ever-changing global business networks. i2’s innovative supply chain management tools and services are pervasive in a wide cross-section of industries; 20 of the AMR Research Top 25 Global Supply Chains belong to i2 customers. Learn more at www.i2.com.

i2 is a registered trademark of i2 Technologies US, Inc. and i2 Technologies, Inc.

i2 Cautionary Language

This press release contains forward-looking statements that involve risks and uncertainties that may cause actual results to differ from those projected. For a discussion of factors which could cause actual results to differ materially from those in forward-looking statements, please refer to i2’s recent filings with the SEC, particularly the Quarterly Report on Form 10-Q filed May 9, 2007 and the Annual Report on Form 10-K filed March 30, 2007. i2 expressly disclaims any current intention to update the forward-looking information contained in this news release.

For More Information Contact:

Tom Ward	Beth Elkin
i2 Investor Relations	i2 Corporate Communications
469-357-3854	469-357-4225
tom_ward@i2.com	beth_elkin@i2.com